Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Results

Whippany, New Jersey, February 3, 2022 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its first quarter ended December 25, 2021.

Net income for the first quarter of fiscal 2022 was $21.3 million, or $0.34 per Common Unit, compared to $38.0 million, or $0.61 per Common Unit, in the fiscal 2021 first quarter. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) increased $6.5 million, or 8.1%, to $86.5 million for the first quarter of fiscal 2022, compared to $80.0 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Despite near record warm temperatures in the month of December, and continuing challenges managing the business through the COVID-19 pandemic, we delivered another solid quarter with an increase in Adjusted EBITDA of more than 8% compared to the prior year first quarter. Lower heat-related customer demand, and inflationary factors driving higher operating expenses, were offset by effective selling price management and prudent hedging and risk management activities in a volatile commodity price environment. The improvement in earnings is also a testament to the hard work and dedication of our operations personnel in maintaining their focus on delivering outstanding service to our customers, while adhering to our protocols to protect the health and safety of our customers and employees, and reflects positive results from our customer base growth and retention initiatives.”

Mr. Stivala continued, “With much of the heating season still ahead, and with the arrival of more seasonable winter temperatures in the early part of our fiscal second quarter, we are very well-positioned to respond to increasing customer demand while, at the same time, pursuing our strategic growth initiatives. We are also happy with the progress that we are making with our minority-owned subsidiary, Oberon Fuels, toward the commercialization of low-carbon, renewable dimethyl ether, which, as a blend with propane, will significantly reduce the carbon intensity of already clean-burning propane.”

Retail propane gallons sold in the first quarter of fiscal 2022 of 105.3 million gallons decreased 5.7% compared to the prior year, primarily due to the adverse impact of widespread unseasonably warm temperatures on heat-related customer demand, particularly during the month of December 2021.  According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the first quarter were 16% warmer than normal and 3% warmer than the prior year. Average temperatures during the month of December 2021, which is the most critical month for heat-related demand in the first quarter, was 14% warmer than normal and 5% warmer than December 2020.

Average propane prices (basis Mont Belvieu, Texas) for the first quarter of fiscal 2022 increased 118.5% compared to the prior year and 7.1% compared to the prior sequential quarter.  Net income for the first quarter of fiscal 2022 included a $33.5 million unrealized loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $4.9 million unrealized gain in the prior year.  These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods in the table below.  Total gross margin for the first quarter of fiscal 2022 was $179.1 million, compared to $201.8 million in the prior year. Excluding the impact of the unrealized mark-to-market adjustments, total gross margin of $212.6 million for the first quarter of fiscal 2022 increased $15.6 million, or 7.9%, compared to the prior year, primarily due to prudent margin management during a volatile commodity price environment, as well as from the favorable impact of commodity hedges that matured during the period.  The Partnership’s hedging and risk management activities are intended to reduce the effect of price volatility associated with forecasted purchases of propane, and propane sold on a fixed price basis.  The commodity hedges that matured during the first quarter of fiscal 2022 were principally comprised of net long positions purchased in fiscal 2021 that were favorably impacted from the significant rise in commodity prices.

Combined operating and general and administrative expenses of $125.5 million for the first quarter of fiscal 2022 increased 8.1% compared to the prior year, primarily due to higher payroll and benefit-related expenses and higher vehicle lease and operating costs, as well as other inflationary effects on the Partnership’s operating costs.

Total debt outstanding as of December 2021 was $73.4 million lower than at the end of the first quarter of the prior year, and the Consolidated Leverage Ratio for the twelve-month period ending December 25, 2021 was 4.02x.

As previously announced on January 20, 2022, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended December 25, 2021.  On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on February 8, 2022 to Common Unitholders of record as of February 1, 2022.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange.  Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 41 states.  Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 90+ year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane - promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and developing the next generation of renewable energy.  For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The ability of the Partnership to continue to combat cybersecurity threats to its networks and information technology;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 25, 2021 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 25, 2021 and December 26, 2020

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 25, 2021	December 26, 2020
Revenues
Propane	$331,117	$268,624
Fuel oil and refined fuels	20,966	15,750
Natural gas and electricity	9,223	6,876
All other	14,101	13,941
	375,407	305,191

Costs and expenses
Cost of products sold	196,338	103,379
Operating	105,730	97,979
General and administrative	19,798	18,130
Depreciation and amortization	16,285	28,017
	338,151	247,505

Operating income	37,256	57,686
Interest expense, net	15,299	18,135
Other, net	1,130	1,078

Income before provision for (benefit from) income taxes	20,827	38,473
(Benefit from) provision for income taxes	(471)	496

Net income	$21,298	$37,977

Net income per Common Unit - basic	$0.34	$0.61
Weighted average number of Common Units outstanding - basic	63,032	62,544

Net income per Common Unit - diluted	$0.34	$0.61
Weighted average number of Common Units outstanding - diluted	63,309	62,741

Supplemental Information:
EBITDA (a)	$52,411	$84,625
Adjusted EBITDA (a)	$86,526	$80,021
Retail gallons sold:
Propane	105,265	111,683
Refined fuels	6,134	6,406
Capital expenditures:
Maintenance	$4,370	$2,788
Growth	$6,303	$3,024

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(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended
	December 25, 2021	December 26, 2020
Net income	$21,298	$37,977
Add:
(Benefit from) provision for income taxes	(471)	496
Interest expense, net	15,299	18,135
Depreciation and amortization	16,285	28,017
EBITDA	52,411	84,625
Unrealized non-cash losses (gains) on changes in fair value of derivatives	33,505	(4,855)
Equity in earnings of unconsolidated affiliate	610	251
Adjusted EBITDA	$86,526	$80,021

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the condensed consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful  to evaluate our operating results.  As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC.  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.